Exhibit 10.23

[* * *] DENOTES CONFIDENTIAL MATERIAL

OMITTED AND FILED SEPARATELY WITH

THE SECURITIES AND EXCHANGE

COMMISSION PURSUANT TO A REQUEST

FOR CONFIDENTIAL TREATMENT.

PROGRAM AGREEMENT

THIS PROGRAM AGREEMENT (including all schedules, appendices, exhibits, addenda and amendments, the “Agreement”) is entered into this 17th day of May, 2018, (the “Effective Date”) by and between Coastal Community Bank, a Washington chartered bank (“Coastal”), and Aspiration Financial, LLC, a limited liability company organized under the laws of the state of Delaware (“Aspiration”). Each of Coastal and Aspiration shall also be referenced as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Aspiration is a registered broker-dealer engaged in the business of offering Aspiration-branded financial products to Customers, including a cash management account, through program relationships with financial institutions located in the United States;

WHEREAS, Coastal, a federally-insured depository institution, offers or desires to offer a variety of banking services to the public directly and through private label banking program relationships;

WHEREAS, at the request of Aspiration, Coastal will receive from Aspiration and hold on behalf of Aspiration’s Customers cash balances in one or more accounts (“Omnibus Account(s)”), serve as the issuing bank for debit cards issued to Customers, and provide certain other banking services to Aspiration and Aspiration on behalf of its Customers, and Aspiration will periodically sweep certain Aspiration customer cash balances in the Omnibus Account(s) into FDIC-insured interest-bearing accounts at other depository institutions through a sweep network, all of which will be marketed by Aspiration under the “Aspiration” brand as part of Aspiration’s cash management account program to current and prospective Customers.

WHEREAS, the Parties, desire to document with greater specificity the Aspiration Account Program contemplated under this Agreement as well as their respective obligations and responsibilities in relation thereto.

NOW, THEREFORE, in consideration of the mutual covenants and representations contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

ARTICLE 1

Definitions

As used in this Agreement, the following terms have the definitions indicated.

“1934 Act” means the Securities Exchange Act of 1934, as amended.

“Account Statement” means a summary of Aspiration Customer Account transactions for an account cycle, which shall be generated by Aspiration or by a Service Provider on behalf of Aspiration, including changes in amount of deposits, interest earned or paid, fees assessed, charged or paid and any other information required by Applicable Law or as determined by Coastal.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person.

“Agreement” has the meaning given in the preamble.

“AML” means anti-money laundering.

“Applicable Law” means, with respect to any Person, any law (including common law), ordinance, statute, treaty, rule, Order, regulation, official directive, consent, approval, opinion, interpretation, regulatory guidance, authorization or other determination or finding of any Governmental Body, or rule or interpretation of FINRA, applicable to or binding upon such Person or to which such Person is subject, whether federal, state, county, local, foreign or otherwise as may be amended and in effect from time to time, including the GLB Act, the Bank Secrecy Act, the prohibition against unfair and deceptive acts and practices in the Federal Trade Commission Act, state data security laws, and the USA PATRIOT Act.

“Aspiration” has the meaning given in the preamble.

“Aspiration Account Agreement” means the brokerage agreement, which will be provided to each Customer in connection with enrollment in the Aspiration Account Program, governing the use of the Aspiration Customer Account, together with any amendments, modifications or supplements that hereafter may be made to such Aspiration Account Agreement.

“Aspiration Account Documentation” means, with respect to an Aspiration Customer Account, and to the extent not prohibited from transfer or disclosure by Applicable Law, any and all documentation relating to that Aspiration Customer Account, including Aspiration Account Agreements, Debit Card Agreements, Debit Cards, Account Statements, ACH authorizations, bill pay contracts, all applications, checks or other negotiable instruments with respect to an Account, credit bureau reports (to the extent not prohibited from transfer by contract with the credit bureau), notices to Customers, adverse action notices, change in terms notices, privacy notices, other notices, correspondence, memoranda, documents, stubs, instruments, certificates, agreements, magnetic tapes, disks, hard copy formats or other computer-readable data transmissions, any microfilm, electronic or other copy of any of the foregoing, and any other written, electronic or other records or materials of whatever form or nature, whether tangible or intangible, including information arising from or relating or pertaining to any of the foregoing to the extent related to the Aspiration Account Program.

“Aspiration Account Program” means the Aspiration Customer Account program contemplated by this Agreement pursuant to which Aspiration may offer to Customers and potential Customers the opportunity to sweep cash balances awaiting investment or withdrawal into an FDIC-insured interest-bearing account and receive the account features set forth on Exhibit A. The term “Aspiration Account Program” does not include similar program relationships that may be established between Aspiration and financial institutions other than Coastal.

“Aspiration Bank” has the meaning given in Section 4.23.

“Aspiration Customer Account” means an Aspiration-branded cash management account having the features set forth on Exhibit A established by a Customer at Aspiration, the Deposits of which are custodied by Aspiration and held by Coastal in one or more Omnibus Accounts and may be swept, in whole or in part, by Aspiration, directly or through its authorized agent, into FDIC-insured interest-bearing accounts at various other depository institutions through a sweep network. The term “Aspiration Customer Account” as used in this Agreement does not include similar Aspiration-branded accounts that may be established pursuant to program relationships between Aspiration and financial institutions other than Coastal.

“Aspiration Customer Account Data” means all Customer Information and any and all information related to an Aspiration Customer Account that is obtained from a Customer, or that is obtained, generated or created in connection with Aspiration Customer Account establishment, processing, servicing and maintenance activities, including: (i) Aspiration Customer Account, Customer or transaction data (including Aspiration Customer Account number, purchase, cash advance, payment and other transaction data); (ii) name, address and contact information of an applicant or Aspiration Customer Account holder; (iii) any and all documentation relating to a Aspiration Customer Account, including checks, notices, correspondence, instruments, Aspiration Account Agreements, magnetic tapes, disks, hard copy formats or other computer-readable data transmissions; (iv) customer service and collections data; (v) telephone logs and records; and (vi) other documents, data and information obtained through the establishment, processing, servicing and maintenance of an Aspiration Customer Account.

“Aspiration Data” means any and all information related to the Aspiration Account Program, excluding Aspiration Customer Account Data and Aspiration Account Documentation. Aspiration Data also includes Aspiration’s ownership (jointly with Coastal) of all documentation relating to the Aspiration Account Program and used as a basis for Aspiration Customer Account documentation, including without limitation, forms, policies, procedures, notices, account agreements, cardholder agreement, disclosures, and customer service scripts and templates.

“Aspiration Designated Program Team Member” has the meaning given in Section 4.18.

“Coastal” has the meaning given in the preamble.

“Coastal Content” has the meaning given in Section 5.1.

“Coastal Designated Program Team Member” has the meaning given in Section 4.18(c).

“Coastal Marks” has the meaning given in Section 5.1.

“Coastal Rules” means the policies and procedures of Coastal, including the Risk Management Considerations, to ensure the continued safety and soundness of Coastal and made available to Aspiration, as may be amended from time to time.

“Coastal Services” means the banking services provided by Coastal to Aspiration and Aspiration on behalf of Aspiration’s Customers with respect to the Aspiration Account Program under this Agreement. Coastal Services shall include, but are not limited to, serving as the issuing bank with respect to the Debit Cards; facilitating transfers and withdrawals from Aspiration Customer Accounts via direct ACH, debit and check; and custodying funds for the benefit of Aspiration’s Customers in one or more Omnibus Accounts.

“Confidential Information” has the meaning given in Section 11.4(a).

“Control” means, with respect to a Person, the power to direct, or cause the direction of, the management and policies of the Person, whether through ownership of voting securities, by contract or otherwise (provided that the power to direct the voting of securities representing 51% or more of an entity’s voting power shall always be deemed to constitute “Control”).

“Criticism” has the meaning given in Section 4.10(c).

“Customer” means any Person who opens and holds an Aspiration Customer Account.

“Customer Information” has the meaning given in Section 11.4(a).

“Debit Card” has the meaning given in Section 3.1.

“Debit Card Agreement” has the meaning given in Section 3.2(b).

“Deposits” means the Customer ledger balances in the Aspiration Customer Accounts.

“Effective Date” has the meaning given in the preamble.

“Event of Default” has the meaning set forth in Section 10.5.

“FDIC” means the Federal Deposit Insurance Corporation.

“FINRA” means the Financial Industry Regulatory Authority.

“GAAP” means, as of a particular time, generally accepted accounting principles as in effect in the United States as of such time.

“GLB Act” has the meaning given in Section 11.4.

“GLB Regulations” has the meaning given in Section 11.4.

“Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether foreign, federal, state or local, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

“IDTP” has the meaning given in Section 4.4(b).

“IDV” means identity verification.

“Indemnified Party” has the meaning given in Section 11.1(c).

“Indemnifying Party” has the meaning given in Section 11.1(c).

“Internet Service” has the meaning given in Section 4.6(b).

“KYC” means customer identification, commonly referred to as “know your customer.”

“Losses” means liabilities, costs, expenses (including reasonable attorneys’ fees and expenses and costs of defense), damages, judgments, fines, losses, claims, damages or liabilities and amounts paid in settlement.

“Marketing Material” means any advertisements, brochures, applications, promotional materials, telemarketing scripts and any other written materials relating to the Aspiration Account Program, including all marketing and advertising in paper or electronic or other formats, electronic web pages, electronic web links and any other type of promotional materials related to the Aspiration Account Program, and any such materials sent to, or the scripts or templates used in connection with oral communications with, a Customer or potential Customer.

“Network” means MasterCard, VISA, Cirrus, Plus or any other card network system of transmitting items and settlement thereof.

“Network Rules” means, with respect to a Network, the rules and obligations governing the use of the Network by third parties, as may be amended or restated from time to time.

“Omnibus Account(s)” has the meaning given in the preamble.

“Order” means any order, injunction, judgment, doctrine, decree, ruling, writ, assessment or arbitration award of a Governmental Body.

“Party” has the meaning given in the preamble.

“Person” means any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization or Governmental Body.

“Program Features” means those features listed on Exhibit A, as amended from time to time.

“Program Team” has the meaning given in Section 4.18(a).

“Program Website” has the meaning given in Section 4.6(a).

“Risk Management Considerations” means considerations as identified by the enterprise risk management policies and procedures of Coastal relating to (i) credit risk, (ii) safety and soundness, (iii) reputational risk, (iv) litigation risk and (v) regulatory risk.

“Service Provider” has the meaning given in Section 4.8.

“Term” has the meaning set forth in Section 10.1.

“Transition Period” has the meaning set forth in Section 10.4(a).

ARTICLE 2

The Aspiration Account Program

Section 2.1 Establishment of Aspiration Account Program.

(a) The Parties shall implement the Aspiration Account Program by enrolling Customers beginning on or about July 1, 2018, or such later date as is required by FINRA. The Parties agree that the Aspiration Customer Accounts offered pursuant to the Aspiration Account Program shall initially include, at a minimum, the Program Features. Aspiration may add services or features in the future at its sole discretion; provided, however, that to the extent future services or features added to the Aspiration Account Program require support from Coastal, the addition of such services or features shall be subject to the prior written approval of Coastal. The Parties agree to work together in good faith to implement any additional services and features approved by Coastal. Each additional service or feature added to the Aspiration Account Program that requires support from Coastal will be incorporated into this Agreement through an amendment to Exhibit A, which shall require the written agreement of the Parties.

(b) The Parties shall have the respective roles, duties and responsibilities with regard to the Aspiration Account Program identified on Exhibit B attached hereto.

(c) Notwithstanding anything to the contrary in this Agreement, if Coastal, in its reasonable discretion, determines that an amendment to Exhibit A or Exhibit B is reasonably required to comply with Applicable Law or the Risk Management Considerations, Coastal shall immediately notify Aspiration and shall be permitted to amend Exhibit A or Exhibit B, as applicable, by delivering written notice to Aspiration indicating the minimum changes that Coastal believes are necessary to comply with Applicable Law or the Risk Management Considerations, with the amended version of such exhibit attached thereto and the reason(s) why such amendment was required. Aspiration shall have 45 days from the receipt of such notice to implement the amended version of Exhibit A or Exhibit B, as applicable, unless a shorter period of time is required to comply with Applicable Law or the Risk Management Considerations, as determined by Coastal in its discretion. Notwithstanding the above, Coastal shall not be permitted to amend Exhibit A or Exhibit B if such amendment would cause Aspiration to violate Applicable Law. During the 45 day implementation period, the Parties shall discuss in good faith any additional revisions to Exhibit A or Exhibit B, as applicable.

(d) Each Party shall perform its duties under this Agreement in accordance with the mutually agreed-upon service levels (“Service Levels”) set forth in the Service Level Rider, to be executed prior to commencement of services.

(e) Aspiration shall adopt the policies and procedures set forth on Schedule 2.1(e), which shall comply with Applicable Law and the Risk Management Considerations and which shall be subject to the prior approval of Coastal, and shall conduct the Aspiration Account Program in accordance therewith. Notwithstanding anything to the contrary in this Agreement, Aspiration shall not enroll any Customers in the Aspiration Account Program until each of the policies and procedures set forth on Schedule 2.1(e) is agreed upon by the Parties. If Coastal, in its reasonable discretion, determines that an amendment to any of the policies and procedures on Schedule 2.1(e) is required in order to comply with Applicable Law or the Risk Management Considerations, or that an additional policy or procedure is required in order to comply with Applicable Law or the Risk Management Considerations, Coastal deliver written notice to Aspiration with the amended policy or procedure attached thereto, together with the reason(s) why such amendment is required. Notwithstanding the above, if Aspiration in its reasonable discretion determines that an amendment to any of the policies and procedures on Schedule 2.1(e), or any additional policy or procedure proposed by Coastal, would cause Aspiration to violate any Applicable Law, Aspiration shall not be required to comply with such amended or additional policy or procedure.

Section 2.2 Customer Solicitation and Distribution.

(a) Aspiration shall have the exclusive right to market the Aspiration Customer Account under the Aspiration Account Program to potential Customers as further outlined in Exhibit B. Aspiration shall market the Aspiration Customer Account in such manner and through such methods as Aspiration, in its sole discretion, shall determine, subject to the terms and conditions of this Agreement and in accordance with, and subject to, all Applicable Law. Aspiration shall provide Coastal with copies of all Marketing Materials not later than the day of their first use. Aspiration’s Marketing Materials shall not require the prior approval of Coastal; provided, however, that if Coastal in its reasonable discretion determines that the content or use of the Marketing Materials should be modified in order to comply with Applicable Law, Aspiration shall promptly make such modifications as Coastal shall request unless Aspiration, in its reasonable discretion determines that such modification would cause Aspiration to violate Applicable Law.

(b) Unless otherwise agreed, Aspiration shall be responsible for (i) its own costs and expenses associated with the development of all Marketing Materials and (ii) determining the pricing, fees and expenses to be charged in connection with the Aspiration Account Program (subject to Applicable Law and the Risk Management Considerations). Aspiration shall market the Aspiration Account Program in compliance with Applicable Law and the Network Rules.

Section 2.3 Aspiration Customer Approval. Aspiration will review and approve each potential Customer for participation in the Aspiration Account Program solely in accordance with policies and procedures approved in writing by the Parties.

Section 2.4 Aspiration Account Agreements and Disclosures.

(a) Beginning as of the Effective Date, Aspiration shall develop and provide to Coastal the terms and conditions for the Aspiration Customer Accounts (“Aspiration Account Terms”), Aspiration Account Agreements as may be necessary under the Aspiration Account

Program and Applicable Law, and such Aspiration Customer Account-related disclosures as may be required by Applicable Law. The Aspiration Account Terms, Aspiration Account Agreements and Aspiration Customer Account-related disclosures shall comply with Applicable Law. All expenses associated with any changes in the Aspiration Account Terms, Aspiration Account Agreements, or Aspiration Customer Account-related disclosures delivered during the Term, including the costs of materials, preparation, printing and mailing and/or electronically communicating such changes and all other expenses relating to or arising out of such changes, shall be borne by Aspiration.

(b) If Coastal in its reasonable discretion determines that the Aspiration Account Documentation described in Section 2.4(a), as they relate to the Coastal Services, must be modified in order to comply with Applicable Law, Aspiration shall promptly make such modifications as Coastal shall request unless Aspiration, in its reasonable discretion determines that such modification would cause Aspiration to violate Applicable Law.

Section 2.5 Settlement Accounts. The Parties agree that Coastal will establish, on behalf of Aspiration, and maintain one or more settlement accounts for Debit Card, ACH payments, wires, mobile check deposits, and physical check deposits for purposes of settling Aspiration Customer transactions. Each transaction settlement account will be a zero balance account. Coastal will be responsible for moving funds to and from such settlement accounts in accordance with Aspiration’s instruction.

Section 2.6 Ownership of Data. Aspiration shall have ownership of all Aspiration Customer Account Data, the Aspiration Account Documentation, all documentation relating to the Aspiration Account Program and used as a basis for Aspiration Account Documentation, including without limitation, forms, policies, procedures, notices, account agreements, cardholder agreement, disclosures, and customer service scripts and templates, and all Aspiration Data. Notwithstanding anything to the contrary in this Agreement, Coastal shall, subject to Applicable Law, have reasonable access to, and Aspiration hereby authorizes Coastal to use, Aspiration Customer Account Data and the Aspiration Account Documentation solely as necessary to provide the Coastal Services pursuant to the terms of this Agreement and to exercise its rights under this Agreement. For the avoidance of doubt, Coastal shall have ownership of all policies and procedures developed by or on behalf of Coastal and used by Coastal in connection with delivery of the Coastal Services. Coastal may not, either directly or indirectly, sell Aspiration Customer Account Data to, or share Aspiration Customer Account Data with, any third parties, without the express written consent of Aspiration. Subject to compliance with Aspiration’s privacy policy and Applicable Law, Aspiration may sell Aspiration Customer Account Data or Aspiration Data to, or share Aspiration Customer Account Data or Aspiration Data with, third parties without the prior consent of Coastal.

ARTICLE 3

Issuance of Debit Cards

Section 3.1 Debit Card Solicitation and Participation. Aspiration shall offer debit cards to all Customers that open Aspiration Customer Accounts. Coastal shall serve as the issuing bank for debit cards for Aspiration Customer Accounts (the “Debit Cards”) in accordance with the terms of this Agreement for any Customer who requests a Debit Card.

Section 3.2 Debit Card Features.

(a) Aspiration shall develop and Coastal shall approve a mutually agreeable form of debit card agreement to be used in connection with the Debit Cards associated with Aspiration Customer Accounts (the “Debit Card Agreement”). If, at any time during the Term (and the Transition Period) of this Agreement, Coastal in its reasonable discretion determines that changes to the terms of the form of Debit Card Agreement are advisable (including because such form does not comply with any Applicable Law, the Risk Management Considerations, or the Network Rules), Coastal shall deliver written notice to Aspiration indicating the minimum changes that Coastal believes are necessary to comply with Applicable Law, the Risk Management Considerations or Network Rules, with the amended version of the Debit Card Agreement attached thereto, and the reason(s) why such amendment was required. Aspiration shall cease delivery and use of the existing Debit Card Agreement, and shall commence use of the amended version of the Debit Card Agreement delivered by Coastal pursuant to this Section 3.2(b), as soon as practicable, and in any event within 45 days of receipt of written notice from Coastal or a shorter period as required to comply with Applicable Law, the Risk Management Considerations or Network Rules, as determined by Coastal in its discretion. Promptly thereafter, the Parties shall discuss in good faith any additional revisions to the Debit Card Agreement.

Section 3.3 Debit Card Disclosures. Aspiration shall develop and Coastal shall approve Debit Card-related disclosures as may be required by and consistent with Applicable Law or the Network Rules or otherwise mutually determined to be advisable in connection with the Aspiration Account Program, subject to the final approval of Coastal. If, at any time during the Term (and Transition Period) of this Agreement, Coastal in its reasonable discretion determines that changes to Debit Card-related disclosures are advisable (including because such disclosures do not comply with any Applicable Law, the Risk Management Considerations or the Network Rules), Coastal shall deliver written notice to Aspiration indicating the minimum changes that Coastal believes are necessary to comply with Applicable Law, the Risk Management Considerations or Network Rules, with the amended version of the Debit Card-related disclosures attached thereto, and the reason(s) why such amendment was required. Aspiration shall cease delivery and use of such Debit Card-related disclosures, and shall commence use of the amended version of the Debit Card-related disclosures delivered by Coastal pursuant to this Section 3.3, as soon as practicable and permitted by Applicable Law, and in any event within 45 days of receipt of written notice from Coastal or a shorter period as required to comply with Applicable Law, the Risk Management Considerations or Network Rules, as determined by Coastal in its discretion. Promptly thereafter, the Parties shall discuss in good faith any additional revisions to the Debit Card-related disclosures.

Section 3.4 Distribution of Debit Cards, Debit Card Agreements and Debit Card-Related Disclosures. Aspiration, or its chosen vendor, shall, at Aspiration’s expense, manufacture, print and distribute all Debit Cards and Debit Card Agreements, including any new or replacement Debit Cards issued in order to comply with Applicable Law or Network Rules or standards. Aspiration shall cause all Debit Cards and Debit Card Agreements to identify Coastal as the sponsor and to include such other names and Coastal Marks as may be required to comply with Applicable Law and the Network Rules. Designs of all Debit Card and Debit Card Agreements shall be subject to Coastal’s prior approval, which approval shall not be unreasonably withheld, conditioned or delayed. Aspiration shall ensure that all Debit Cards are handled, shipped and distributed in accordance with Applicable Law and the Network Rules.

Section 3.5 Cancellation of Debit Cards. A Debit Card is subject to cancellation at any time by either Party pursuant to this Agreement, the Debit Card Agreement or, on a case-by-case basis, where either Party believes a Customer is using the Debit Card for fraudulent or illegal purposes. Upon receipt of a notice from either Party of cancellation of any Debit Cards or upon termination of this Agreement for any reason, Aspiration shall, at its sole expense and in compliance with the Network Rules, promptly destroy such cancelled Debit Cards in Aspiration’s possession or under Aspiration’s control and provide written certification to Coastal of destruction of any cancelled Debit Cards. For the avoidance of doubt, Aspiration’s obligation to destroy any cancelled Debit Cards does not extend to Debit Cards that are not within Aspiration’s possession or under Aspiration’s control, such as Debit Cards that remain under the control of Customers.

Section 3.6 Primary Memberships in Network. Subject to Section 3.2(a), the Parties shall mutually agree with regard to selection of two or more Networks to be used for the Debit Cards. Coastal shall maintain the required licenses with at least two Networks and shall timely pay all normal fees, membership fees, dues and assessments associated therewith, all of which shall be subject to reimbursement by Aspiration.

Section 3.7 Liability for Costs and Losses Associated with Debit Cards. In addition to the indemnification provisions of Section 11.1, Aspiration shall be liable for, and shall indemnify and hold harmless Coastal from and against, all Losses incurred by Coastal arising out of any claim, demand, allegation, complaint, proceeding or investigation relating to the Debit Cards, except to the extent that such Losses are caused by Coastal’s error, negligence, or willful misconduct. By way of example, and not of limitation, if a retailer experiences a cyber-attack on its computer systems or databases, and Customer Debit Card account information is compromised, Aspiration shall be liable for, among other things, the cost of reissuing Debit Cards, reimbursing Customers for unauthorized payments, and investigation costs.

ARTICLE 4

Servicing of Aspiration Account Program; General Obligations

Section 4.1 Customer Service.

(a) Aspiration shall service all customer inquiries related to any Aspiration Customer Account or Debit Card. If Coastal receives any inquiry from a Customer with respect to an Aspiration Customer Account or Debit Card, Coastal shall promptly refer such inquiry to Aspiration. If Aspiration receives any inquiry from a Customer or any other Person with respect to Coastal or a Coastal product or service that is unrelated to an Aspiration Customer Account or Debit Card, Aspiration shall promptly refer such inquiry to Coastal.

(b) Without limiting the generality of the foregoing, if Aspiration or any of Aspiration’s Service Providers receives from a Customer an oral or written notice of “error” as defined by 12 CFR 1005.11(a) of Regulation E, Aspiration shall respond to such inquiries in accordance with the terms of the Aspiration Account Agreement, Debit Card Agreement and

Regulation E, as applicable. Aspiration shall retain all error-related information with regard to Aspiration Customer Accounts and Debit Cards and shall provide the same to Coastal as it may reasonably request from time to time. To the extent Coastal responds to any such errors, Aspiration shall use its commercially reasonable efforts to cooperate with Coastal in the reasonable resolution of any Customer-reported error, all in accordance with Applicable Law and the Network Rules.

Section 4.2 Account Operations. Aspiration shall be responsible for all day-to-day Aspiration Customer Account operations, as more fully set out in Exhibit B.

Section 4.3 Account Termination. Aspiration shall have the right to cancel, suspend or terminate any Aspiration Customer Account in accordance with the Aspiration Account Agreement and Applicable Law. Furthermore, Aspiration shall cancel, suspend or terminate (as appropriate) any Aspiration Customer Account that is required to be terminated by Applicable Law. If reasonably determined to be necessary or advisable under Applicable Law, Coastal may, by written notice providing the reason therefor, direct Aspiration to cancel, suspend or terminate the provision of Coastal Services to a particular Customer, and Aspiration shall promptly cancel, suspend or terminate such Customer’s access to such Coastal Services as so directed and as permitted under Applicable Law.

Section 4.4 Aspiration Policies and Procedures.

(a) The Parties acknowledge and agree that the Aspiration Account Program is under the principal oversight and control of Aspiration. Aspiration shall develop and implement policies and procedures necessary to comply with all KYC, AML, and IDV rules and regulations applicable to the Aspiration Customer Account under Applicable Law and shall be responsible for compliance with all Applicable Law pertaining to KYC, AML and IDV in connection with the Aspiration Account Program and for maintaining appropriate record-keeping relating to the foregoing. Such policies and procedures, which shall be in effect prior to enrolling any Customers in an Aspiration Customer Account, are subject to prior review and approval by Coastal as set forth in Section 2.1. Any material changes to such policies or procedures must be approved in writing in advance by Coastal. If Coastal in its reasonable discretion determines that changes to such policies or procedures are necessary or advisable (including because such policies do not comply with any Applicable Law or the Risk Management Considerations), the Parties shall promptly modify such policies or procedures; provided, that Aspiration shall always retain sole authority regarding the supervision of Aspiration and its activities as a broker-dealer registered with the U.S. Securities and Exchange Commission and a member of FINRA as required by Applicable Law.

(b) Prior to enrolling any Customers in an Aspiration Customer Account, Aspiration shall develop and implement an Identity Theft Prevention Program (“IDTP”) designed to detect, prevent, and mitigate identity theft in connection with the Aspiration Account Program. The IDTP shall be designed to comply with the provisions of 12 CFR 41.90-41.91 and the Interagency Guidelines on Identity Theft Detection, Prevention, and Mitigation set forth at Appendix J to 12 CFR Part 41. Aspiration shall submit the proposed IDTP to Coastal for its prior review and approval, which approval shall not be unreasonably delayed, conditioned or withheld. If Coastal in its reasonable discretion determines that changes to the IDTP are reasonably required to comply with any Applicable Law or the Risk Management Considerations, the Parties shall promptly modify the IDTP; provided, Aspiration shall always retain sole authority regarding the supervision of Aspiration and its activities as a broker-dealer registered with the U.S. Securities and Exchange Commission and a member of FINRA as required by Applicable Law.

(c) Aspiration shall develop, implement and maintain a comprehensive information security program designed to meet the objectives of the security and confidentiality guidelines of the federal banking agencies’ Interagency Guidelines Establishing Standards for Safeguarding Consumer Information and the Interagency Guidelines Establishing Information Security Standards, including the implementation of appropriate policies, procedures and other measures designed to protect against unauthorized access to or use of Aspiration Customer Account Data associated with the Coastal Services maintained or used by Aspiration that could result in substantial harm or inconvenience to any Customer and the proper disposal of Customer Information. Aspiration shall conduct regular testing of its security systems and safeguards, including penetration testing and vulnerability scans. Aspiration shall further develop and maintain a response program in accordance with the Interagency Guidance on Response Programs for Unauthorized Access to Customer Information and Customer Notice and, in accordance with such program, shall take appropriate actions to address incidents of unauthorized access to Customer Information or other information, including notification to Coastal and the Customers as soon as reasonably possible following any such incident related to or affecting a Customer. If there is any conflict between any of the federal banking agencies’ Interagency Guidelines Establishing Standards for Safeguarding Consumer Information and the Interagency Guidelines Establishing Information Security Standards, and the Interagency Guidance on Response Programs for Unauthorized Access to Customer Information and Customer Notice and Applicable Law governing broker-dealers, the Parties agree that they will work together to resolve any such conflict, including, as required, consulting with the relevant Governmental Body and/or FINRA. Aspiration shall further use commercially reasonable efforts to ensure that any third party Service Provider having access to Customer Information as part of the provision of the Coastal Services shall maintain similar security measures and response programs.

Section 4.5 Coastal Information Security. Coastal shall comply with its privacy policy and Applicable Law in connection with the Aspiration Account Program. Coastal’s privacy policy or other applicable policies shall include a response program whereby Coastal shall take appropriate actions to address incidents of unauthorized access to Aspiration Customer Account Data or other information, including notification to Aspiration as soon as reasonably possible following any such incident related to or affecting an Aspiration Customer Account. Coastal shall further use commercially reasonable efforts to ensure that any third party Service Provider engaged by Coastal having access to Customer Information shall maintain similar security measures and response programs.

Section 4.6 Program Website.

(a) Aspiration shall maintain a website and mobile application for Customers and potential Customers (“Program Website”). The Program Website shall be accessible by means of links from the website of Aspiration or its Affiliates, subject to Applicable Law. Aspiration shall ensure that the Aspiration privacy policy, and if required by Applicable Law, the Coastal privacy policy, is clearly and prominently posted on the pages of the Program Website.

(b) The Program Website shall permit Customers to (i) view the Customer’s Aspiration Customer Account information and Account Statements, (ii) make payments and withdrawals from the Customer’s Aspiration Customer Account via automated clearing house transfer or other payment mechanism approved by the parties, (iii) perform account maintenance (update address or telephone, request replacement cards, update account cycle etc.), (iv) contact customer service and (v) other functions as determined by Aspiration in its sole discretion (the Program Website and such functionality, collectively, the “Internet Services”). To the extent any of the above features or any future features require support from Coastal, such features may be added as may be approved by the Program Team from time to time.

(c) Aspiration represents and, warrants and covenants during the Term (and the Transition Period) that:

(i) the Program Website is solely under Aspiration’s control (subject to Coastal’s rights under this Agreement, including Coastal’s rights with respect to any content relating to the Aspiration Account Program); and

(ii) Aspiration has the license, right or privilege to use the hardware, software and content acquired from third parties for use in the Internet Services, and that it is the owner of all other hardware, software and content used in the Internet Services and that neither the Internet Services as a whole, nor any part thereof, infringes upon or violates any patent, copyright, trade secret, trademark, invention, proprietary information, nondisclosure or other rights of any third party.

Section 4.7 Non-solicit.

(a) During the Term and for one (1) year after the Term, neither Coastal nor its Affiliates shall knowingly solicit, contact or communicate with, directly or indirectly, any Customer for any reason, including but not limited to soliciting, contacting, or communicating with, such Customer for any products or services that directly compete with products or services offered through the Aspiration Account Program except with the prior approval of Aspiration (it being understood that this provision shall not require Coastal to affirmatively identify or otherwise exclude such Customers from any marketing or advertising made to the public generally). Notwithstanding the foregoing, Coastal may continue to (i) service competing products or services marketed to customers prior to the date of this Agreement, (ii) develop and offer additional products and services similar to those offered through the Aspiration Account Program and (iii) undertake its general customer/potential customer marketing activities.

(b) During the Term, neither Aspiration nor its Affiliates shall solicit, directly or indirectly, any Coastal customers for any products or services other than those offered through the Aspiration Account Program, except with the prior approval of Coastal (it being understood that this provision shall not require Aspiration to affirmatively identify or otherwise exclude such Coastal customers from any marketing or advertising made to the public generally or to Aspiration Customers generally).

Section 4.8 Service Providers. Aspiration may outsource to, or otherwise subcontract with, third parties for the performance of any of Aspiration duties under this Agreement (each such party, a “Service Provider”); provided, that use of any such Service Provider shall not release Aspiration of its obligations to Coastal under this Agreement and Aspiration shall remain fully liable to Coastal for any breach of this Agreement caused by such Service Providers. The activities of Service Providers, to the extent such activities are substantial and material to the Aspiration Account Program, as determined by Coastal in its reasonable discretion, will be subject to the Coastal Vendor Management Policy to the same extent that Aspiration is subject to such program and policies, and such Service Provider will be deemed a “Material Service Provider.” Service Providers to be used initially by Aspiration for certain services that are substantial and material to the Aspiration Account Program are set forth on Schedule 4.8. Material Service Providers that are in compliance with Coastal Vendor Management Policy, Applicable Law and the Risk Management Considerations, as determined by Coastal in its reasonable discretion, will be approved. Coastal will provide prompt notice to Aspiration of any material changes to the Coastal Vendor Management Policy.

Section 4.9 Good Standing. Each Party shall (a) keep in full effect and in good standing its corporate or other status in the jurisdictions where it operates and (b) obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is necessary to enable it to perform its duties under this Agreement, except, in either case, where the failure to so qualify would not have a material adverse effect on the ability of such Party to perform its duties hereunder.

Section 4.10 Certain Notices.

(a) Coastal agrees that Aspiration may accept notice of unauthorized activity from a Customer on behalf of Coastal, and notify each Customer that notification of unauthorized activity and any complaints regarding the Aspiration Customer Account will be accepted by Aspiration.

(b) Coastal agrees that it will only accept instructions regarding the movement of funds to or from the Omnibus Account(s) from an authorized employee or agent of Aspiration.

(c) To the extent permitted by Applicable Law, each Party shall promptly provide written notice to the other Party of any material adverse change in its business, properties, assets or conditions (financial or otherwise), including any tax deficiencies or other proceedings before Governmental Bodies that might reasonably be expected to materially and adversely impact such Party’s ability to fulfill its obligations under this Agreement. For the avoidance of doubt, Coastal acknowledges that Aspiration is a venture capital-backed entity, and Aspiration’s financial condition leading up to, and immediately preceding a new funding round shall not be considered a “material adverse change” triggering notice to Coastal under this Section 4.10(c).

(d) Without limiting the generality of Section 4.10(c):

(i) If Aspiration or any Service Provider receives notice of a Customer complaint from any third party, including any Governmental Body or consumer protection or consumer advocacy agency, directly asserting a compliance or regulatory violation related to Coastal’s participation in the Aspiration Account Program, Aspiration shall, unless prohibited by Applicable Law, promptly forward such complaint and any written documentation related to such complaint to Coastal for review, investigation and resolution. Unless otherwise permitted by Coastal, Aspiration shall not respond to any complaining party on behalf of Coastal. Aspiration shall use its commercially reasonable efforts to cooperate with Coastal in the reasonable resolution of any such complaints.

(ii) If Coastal receives notice of a Customer complaint from any third party, including any Governmental Body, FINRA, or consumer protection or consumer advocacy agency, directly asserting a compliance or regulatory violation related to Aspiration’s participation in the Aspiration Account Program, Coastal shall, unless prohibited by Applicable Law, promptly forward such complaint and any written documentation related to such complaint to Aspiration for review, investigation and resolution. Unless otherwise permitted by Aspiration, Coastal shall not respond to any complaining party on behalf of Aspiration. Coastal shall use its commercially reasonable efforts to cooperate with Aspiration in the reasonable resolution of any such complaints.

(iii) Each Party shall advise the other in writing of any misappropriation or misuse of Customer Information promptly after such Party becomes aware of such misappropriation or misuse and shall provide an appropriate response in consultation with the other Party and cooperate therewith, which may include notification of Customers, Government Bodies, or FINRA.

(iv) Aspiration shall promptly notify Coastal of any Debit Card activities that it suspects may involve fraud, money laundering, terrorist financing or other impermissible actions. The Parties shall cooperate to perform all necessary and prudent security functions to minimize fraud in the Aspiration Account Program due to lost, stolen or counterfeit Debit Cards and fraudulent Debit Card applications.

(v) Aspiration shall promptly notify Coastal of (i) any breach or default by a Material Service Provider with respect to the Aspiration Account Program and (ii) the termination of any Material Service Provider and the reasons therefore.

(e) In the event that a Party receives criticism in a report of examination or in a related document, or is subject to formal or informal supervisory action by, or enters into an agreement with any Governmental Body or any Network with respect to any matter whatsoever relating to (including omissions therefrom) the Aspiration Account Program (any such event a “Criticism”), such Party, as applicable, shall advise the other Party in writing of the Criticism received and share with the other Party relevant portions of any written documentation, to the extent not specifically prohibited by Applicable Law or Network Rules. Following receipt of such Criticism the Parties shall in good faith consult as to the appropriate action to be taken to address such Criticism. Aspiration shall take all actions deemed necessary by Coastal, in its commercially reasonable discretion, to address the Criticism in the manner and time period specified by Coastal. Coastal may seek specific performance under this Section 4.10(c).

(f) Aspiration shall promptly notify Coastal of the completion of any funding round, the amount of the funding round, and whether such funding round resulted in a change in Control of Aspiration.

Section 4.11 Records and Reporting.

(a) Each Party shall keep and maintain such records as are necessary for the implementation of such Party’s obligations under this Agreement. The Parties shall cooperate with one another in providing such reports as may be reasonably required in order to satisfy each Party’s business requirements or the recordkeeping or reporting requirements of any Applicable Law or Network Rule.

(b) Without limiting the generality of Section 4.11(a), for fiscal years commencing on or after January 1, 2018: (i) Aspiration shall provide Coastal with its balance sheets and related statements of income and cash flow and all notes and schedules thereto as of the end of such period promptly (and in any event within 60 days after the end of Aspiration’s fiscal year), (ii), Aspiration shall provide Coastal such information as Coastal may reasonably request to perform an annual due diligence review and (iii) Aspiration shall provide Coastal with all necessary data as reasonably requested by Coastal for regulatory or tax purposes and as required by Applicable Law or the Risk Management Considerations promptly (and in any event within 10 business days, unless a shorter time period is required to comply with Applicable Law, after a request from Coastal). Aspiration shall also provide Coastal any monthly or quarterly balance sheets and related statements of income and cash flow as requested.

Section 4.12 Program Audit and Examination Rights.

(a) Each Party shall coordinate its annual audit plan with the other party in an effort to create efficiencies, control audit costs and minimize duplicate audits. To that end, each Party shall share their annual audit plan and engagement letters to ensure the scope of each audit prior to the signing of the engagement letter to ensure those objectives are met. Each Party shall make available its facilities, personnel and records for examination or audit of operations, compliance and IT security when requested, with reasonable advance notice by the other Party, no more than one (1) time per year at the audited Party’s expense. However, if the results of the audit finds a material deficiency in operations, compliance or IT security, a follow-up audit may be conducted within such year. Further, if it is inefficient to conduct one annual audit covering operations, compliance and IT security due to (i) auditors’ lack of expertise or (ii) the scope of the audit being too large, the annual audit may be split into multiple audits each covering a different subject area. Any such audit will be conducted at mutually agreed upon times, upon reasonable prior written notice (no less than twenty (20) business days), and in a manner designed to minimize any disruption of normal business activities; provided, that in agreeing to times for the audit, the audited Party shall be reasonable in scheduling and shall not delay any audit for more than ten (10) business days from the date first proposed by the auditing Party, unless agreed upon by the Auditing Party. The audited Party shall use commercially reasonable efforts to facilitate the auditing Party’s audit or review, including making reasonably available such personnel and vendors to assist the auditing Party and its representatives as reasonably requested. The audited Party shall also permit the auditing Party and its representatives to review and have access to (during normal business hours), including for audit purposes, and obtain copies (to the extent applicable) of the books, records relating to the Aspiration Account Program. The audited Party shall deliver any document or instrument necessary for the auditing Party to obtain such records from any Person maintaining records for the audited party. For purposes of this provision, the audited Party also shall be required to provide records relating to the Aspiration Account Program held by Persons performing services in connection with the Aspiration Account Program at the auditing Party’s request. The Parties agree that the audit rights hereunder will be exercised during normal business hours.

(b) In addition to the audit rights provided in Section 4.12(a), each Party shall provide the other Party with a copy of an any internal or third-party audit report and workpapers regarding operations, compliance (including, unless prohibited by Applicable Law, with respect to the Bank Secrecy Act and the USA PATRIOT Act) or IT as they relate to the Aspiration Account Program, in the case of Aspiration, or the Coastal Services, in the case of Coastal.

(c) The audit or examination rights of any Governmental Body or FINRA shall not be subject to the restrictions in Section 4.12(a), and the Parties agree to cooperate with the examinations or reviews of any Governmental Body or FINRA by using commercially reasonable efforts to facilitate the Governmental Body’s or FINRA’s review or examination, including making reasonably available such Party’s personnel and vendors to assist such Governmental Body or FINRA as reasonably requested, including access to (during normal business hours), and obtaining copies of the books, records and, if requested, systems relating to the Aspiration Account Program, whether held by Aspiration or any of its Service Providers.

Section 4.13 Standard of Care. Each Party shall perform its obligations under this Agreement in good faith and in a commercially reasonable manner.

Section 4.14 Disaster Preparedness. Each Party shall prepare and maintain disaster recovery, business resumption and contingency plans that comply with Applicable Law and that are appropriate for the nature and scope of the Aspiration Account Program, which plans shall be sufficient to enable the other Party to promptly resume the performance of its obligations hereunder in the event of a natural disaster, destruction of such Party’s facilities or operations, utility or communication failures or similar interruption in the operations of such Party or the operations of a third party which in turn materially affect the operations of such Party. Each Party shall make available to the other Party copies of all such disaster recovery, business resumption and contingency plans and shall promptly provide to the other Party copies of any changes thereto. Each Party shall periodically test such disaster recovery, business resumption and contingency plans as may be appropriate and prudent in light of the nature and scope of the activities and operations of such Party and its obligations hereunder and shall promptly provide the other Party with results of any such tests.

Section 4.15 Information Security. Coastal acknowledges the importance of maintaining the security and integrity of Customer Information and agrees to take steps designed to prevent the unauthorized disclosure or use of the Customer Information, to prevent Customer Information from entering the public domain and to transmit, store and process Customer Information in accordance with Applicable Law. Coastal represents and warrants that it is familiar with the Interagency Guidelines Establishing Standards for Safeguarding Customer Information established by the federal regulators of depository institutions and agrees to implement and maintain appropriate security measures designed to meet the objectives of such Interagency Guidelines Establishing Standards for Safeguarding Customer Information. The Parties will cooperate to address any suspected fraud or security threat.

Section 4.16 Media Releases. All media releases, public announcements and public disclosures by either Party, or their Affiliates, representatives, employees or agents, that specifically mention the other Party, but not including (a) any disclosure required by Applicable Law or accounting requirements beyond the reasonable control of the releasing Party; or (b) mere reference to Coastal as Aspiration’s bank sponsor, shall be coordinated with and approved by the other Party in writing prior to the release thereof. Specifically, each Party shall provide the other Party with at least five (5) business days to review any media releases, public announcements or public disclosures specifically mentioning the other Party, unless a different timeframe is mutually agreed to. If the receiving Party does not respond within five (5) business days after receipt of such materials, the materials will be deemed to have been approved. Media releases, public announcements and public disclosures by Aspiration with regard to Aspiration or the Aspiration Account Program generally, without specifically referring to this Agreement or Coastal, shall not require coordination with or approval by Coastal, but Aspiration agrees, to the extent practical, to provide Coastal advance notice of all media releases, public announcements and public disclosures related to the Aspiration Account Program.

Section 4.17 Relationships. Aspiration maintains a relationship with each Customer, and such relationship with Aspiration is independent of any relationship created by Coastal’s provision of the Coastal Services to such Customer under this Agreement. To the extent permitted by Applicable Law and not otherwise prohibited hereunder, Aspiration may engage in additional transactions with Customers, offer other products or services to Customers or otherwise develop or modify Aspiration’s existing relationship with Customers.

Section 4.18 Program Team.

(a) No later than five business days after the Effective Date, the Parties shall establish a joint team (the “Program Team”) to coordinate the provision by Coastal of services to Aspiration pursuant to this Agreement, and to serve as a forum for regular communication between the Parties with regard to the Aspiration Account Program. Coastal and Aspiration shall endeavor to provide stability and continuity in the Program Team and each Party’s other Aspiration Account Program personnel. The Program Team shall meet as agreed by the Parties, a minimum of at least bi-weekly, and additionally as the Parties deem necessary or appropriate.

(b) Aspiration shall designate at least one employee as its lead contact member of the Program Team (the “Aspiration Designated Program Team Member”). The initial Aspiration Designated Program Team Member shall be the individual set forth on Schedule 4.18(b). Aspiration shall have the right, at any time, to appoint a new Aspiration Designated Program Team Member in lieu of the foregoing Person.

(c) Coastal shall designate at least one employee as its lead contact member of the Program Team (the “Coastal Designated Program Team Member”). The initial Coastal Designated Program Team Member shall be the individual set forth on Schedule 4.18(c). Coastal shall have the right, at any time, to appoint a new Coastal Designated Program Team Member in lieu of the foregoing Person.

Section 4.19 Dispute Resolution. In the event that any dispute arises with respect to this Agreement or the services to be provided by Aspiration and Coastal hereunder, the members of the Program Team shall cooperate in good faith to resolve the dispute within 30 days of the date on which the Program Team was first notified of such dispute. In the event such dispute is not resolved by members of the Program Team within such 30 day period, each Party shall refer such dispute for resolution to a Vice President or above, who shall in good faith use commercially reasonable efforts to resolve such dispute within 15 days following the date that each of such individuals are notified of such dispute. In the event such dispute is not resolved by the Parties within such 15 day period, such dispute shall be addressed pursuant to the provisions of Section 11.5 hereof; provided, that if such dispute involves changes to the Coastal Rules and the Operating Procedures to the extent required by Applicable Law or the Risk Management Considerations, then the final decision for such dispute shall rest with Coastal, unless such change would cause Aspiration to violate Applicable Law, then the provisions of Section 11.5 shall apply to such dispute. Each Party agrees to continue performing its obligations under this Agreement during the attempted resolution of any such dispute, unless this Agreement is otherwise terminated and such Party is relieved of any further obligation to perform.

Section 4.20 Systems.

(a) Aspiration and Coastal shall work together to develop a system for transmitting data and reports to each other in accordance with the requirements of this Agreement. The parties shall mutually agree upon the system that will be used and shall develop a plan to implement such system as soon as practicable following the Effective Date. Aspiration shall bear all out-of-pocket costs and expenses, including those of Coastal, associated with such data transmission system, including all network, interfacing, implementation, telecommunications, electronics, hardware (if used solely with the Aspiration Account Program) software and maintenance costs, both initially and ongoing throughout the Term; provided that Aspiration shall not be responsible for costs and expenses related to data transmission system, including all network, interfacing, implementation, telecommunications, electronics, hardware software and maintenance that would be incurred by Coastal absent the Aspiration Account Program.

(b) Immediately following the Effective Date, the parties shall identify the initial systems interfaces required to be sustained between Aspiration and Coastal, including the systems interfaces required to pass data between the Parties. The Parties shall maintain these initial interfaces, as well as any additional interfaces defined in the future, and cooperate in good faith with each other in connection with any modifications and enhancements to such interfaces as may be requested by either Party from time to time. The Parties shall maintain such systems interfaces so that the operation of Coastal’s existing systems are no less functional than prior to the Effective Date. Aspiration agrees to provide sufficient personnel to support the systems interfaces required to be sustained between Coastal and Aspiration. Aspiration shall pay all out-of-pocket costs and expenses, including those of Coastal, associated with providing, maintaining, modifying and enhancing the systems interfaces; provided that Aspiration shall not be responsible for costs and expenses related to systems interfaces that would be incurred by Coastal absent the Aspiration Account Program. At termination, the Parties, at their own expense, shall terminate applicable interfaces at a mutually agreed-upon time. All requests for new interfaces, modifications or enhancements to existing interfaces or termination of existing interfaces shall be approved by both Parties. Upon approval, the Parties shall work in good faith to establish the requested interfaces or modify, enhance or terminate the existing interfaces, as applicable, on a timely basis. Aspiration shall pay all out-of-pocket costs and expenses, including those of Coastal, associated with hardware (if used solely with the Aspiration Account Program), software, telecommunications and personnel associated with any new interface, interface modification, interface enhancement or interface termination.

(c) Coastal agrees that it will provide to Aspiration an accounting of its costs and expenses associated with the development, provision, maintenance, modification, or enhancement of the data transmission system and systems interface promptly upon Aspiration’s request. Aspiration may, upon reasonable, but not less than ten (10) days’ prior notice to Coastal, audit Coastal’s invoices to verify that Coastal’s accounting was conducted appropriately. The Parties agree that any errors identified in such audit will be promptly corrected and, where necessary, reimbursed. If, after an audit, Aspiration notifies Coastal that it believes Coastal’s costs and expenses are unreasonable, the Parties agree to cooperate and work together in good faith to determine a mutually agreeable solution.

Section 4.21 General Covenants of Aspiration. Aspiration makes the following covenants to Coastal, each and all of which shall survive the execution and delivery of this Agreement:

(a) Aspiration shall preserve and keep in full force and effect its corporate existence, other than in the event of a change in control, merger or consolidation in which Aspiration is not the surviving entity.

(b) Aspiration promptly shall notify Coastal in writing if it receives, during the Term, written notice of any litigation that, if adversely determined, would have a material and adverse effect on the Aspiration Account Program, the Aspiration Customer Accounts in the aggregate or Aspiration’s ability to perform its obligations hereunder.

(c) Aspiration shall at all times maintain and preserve all of its assets and property necessary to perform its obligations hereunder and necessary for the conduct of its business, and keep such assets and property in good repair, working order and condition (ordinary wear and tear and damage by casualty excepted), as applicable.

(d) Except as otherwise specified herein, Aspiration shall enforce its rights against third parties to the extent that a failure to enforce such rights could reasonably be expected to materially and adversely affect the Aspiration Account Program, the Aspiration Customer Accounts in the aggregate or Aspiration’s ability to perform its obligations hereunder. Aspiration shall not enter into any agreement which, at the time such agreement is executed, could reasonably be expected to have a material and adverse effect on the Aspiration Account Program, the Aspiration Customer Accounts in the aggregate or Aspiration’s ability to perform its obligations hereunder, except that Aspiration may enter into an agreement to settle a potential enforcement or disciplinary action with a Government Body or FINRA. For the avoidance of doubt, Aspiration’s engagement with other financial institutions for similar services shall not be considered to have a material and adverse effect on the Aspiration Account Program, the Aspiration Customer Accounts in the aggregate or Aspiration’s ability to perform its obligations hereunder.

(e) Aspiration will provide Coastal with a telephonic, telefacsimile or PDF e-mail notice specifying the nature of any Event of Default where Aspiration is the defaulting party or any event which, with the giving of notice or passage of time or both, would constitute an Event of Default by Aspiration or any development or other information which is likely to have a material and adverse effect on the Aspiration Account Program, the Aspiration Customer Accounts in the aggregate or Aspiration’s ability to perform its obligations pursuant to this Agreement. Notices pursuant to this Section 4.21(e) relating to Events of Default by Aspiration shall be provided within two business days after the existence of such default. Notices relating to all other events or developments described in this Section 4.21(e) shall be provided (i) within five business days after Aspiration becomes aware of the existence of such event or development if such event or development has already occurred, and (ii) with respect to events or developments that have yet to occur, as early as reasonably practicable under the circumstances.

(f) Aspiration shall at all times during the Term (and the Transition Period) comply in all material respects with Applicable Law in connection with its performance under this Agreement, the operating policies and procedures set forth on Schedule 2.1(e), the Network Rules and the Coastal Rules.

(g) Aspiration shall keep adequate records and books of account with respect to the Aspiration Customer Accounts in which proper entries, reflecting all of Aspiration’s financial transactions relating to the Aspiration Account Program, are made in accordance with GAAP. Aspiration shall keep adequate records and books of account with respect to its activities, in which proper entries reflecting all of Aspiration’s financial transactions are made in accordance with GAAP. All of Aspiration’s records, files and books of account shall be in all material respects complete and correct and shall be maintained in accordance with good business practice and Applicable Law.

(h) Aspiration shall at all times during the Term (and the Transition Period) remain licensed and qualified in all jurisdictions necessary to service the Aspiration Customer Accounts in accordance with all Applicable Laws, except where the failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Aspiration’s to perform its obligations under this Agreement or on the Aspiration Account Program.

(i) Aspiration shall not take any action that Coastal reasonably concludes intentionally materially adversely affects Coastal’s business.

(j) At all times during the Term (and the Transition Period), Aspiration will maintain in full force and in effect, with financially sound and reputable insurers, comprehensive general liability insurance, commercial crime insurance, electronic data processing errors and omissions insurance, cyber liability insurance, directors and officers liability insurance, and securities broker-dealer professional liability insurance, each with policy limits that are at or above the ABA benchmark survey for coverages at similar sized financial institutions. Policy limits can be below benchmark survey levels upon mutual agreement of both Parties. Upon Coastal’s request, Aspiration shall provide customary certificate(s) from the insurer(s) that evidence such insurance coverages.

Section 4.22 General Covenants of Coastal. Coastal makes the following covenants to Aspiration, each and all of which shall survive the execution and delivery of this Agreement:

(a) Coastal shall preserve and keep in full force and effect its corporate existence other than in the event of a change in control, merger or consolidation in which Coastal is not the surviving entity.

(b) Coastal promptly shall notify Aspiration in writing if it receives written notice of any litigation or investigation by a Government Body that, if adversely determined, would have a material and adverse effect on the Aspiration Account Program, the Aspiration Customer Accounts in the aggregate or Coastal’s ability to perform its obligations hereunder.

(c) Coastal shall all times maintain and preserve all of its assets and property necessary to perform its obligations hereunder and necessary for the conduct of its business, and keep such assets and property in good repair, working order and condition (ordinary wear and tear and damage by casualty excepted), as applicable.

(d) Except as otherwise specified herein, Coastal shall enforce its rights against third parties to the extent that a failure to enforce such rights could reasonably be expected to materially and adversely affect the Aspiration Account Program or Coastal’s ability to perform its obligations hereunder. Coastal shall not enter into any agreement which, at the time such agreement is executed, could reasonably be expected to have a material and adverse effect on the Aspiration Account Program, the Aspiration Customer Accounts in the aggregate or Coastal’s ability to perform its obligations hereunder.

(e) Coastal will provide Aspiration with a telephonic, telefacsimile or PDF e-mail notice specifying the nature of any Event of Default by Coastal or any event which, with the giving of notice or passage of time or both, would constitute an Event of Default by Coastal, or any development or other information which is likely to have a material and adverse effect on the Aspiration Account Program, the Aspiration Customer Accounts in the aggregate or Coastal’s ability to perform its obligations pursuant to this Agreement. Notice pursuant to this Section 4.22(e) relating to Events of Default by Coastal shall be provided within two business days after such default. Notices relating to all other events or developments described in this Section 4.22(e) shall be provided (i) within five business days after Coastal becomes aware of the existence of such event or development if such event or development has already occurred, and (ii) with respect to events or developments that have yet to occur, as early as reasonably practicable under the circumstances.

(f) Coastal shall at all times during the Term (and the Transition Period) comply in all material respects with Applicable Law and the Network Rules with respect to the Aspiration Account Program.

(g) Upon Aspiration’s request, Coastal shall cooperate with Aspiration in a timely manner (but in no event less promptly than required by Applicable Law) to resolve all disputes with Customers.

(h) Coastal shall not take any action that Aspiration reasonably concludes is materially inconsistent with the objectives of the Aspiration Account Program or otherwise materially adversely affects the Aspiration Account Program or intentionally materially adversely affects Aspiration’s business.

(i) Coastal will maintain in full force and in effect, with financially sound and reputable insurers, liability insurance, including cyber insurance, with policy limits that are at or above the ABA benchmark survey for coverages at similar sized financial institutions. Policy limits can be below benchmark survey levels upon mutual agreement of both Parties. Upon Aspiration’s request, Coastal shall provide customary certificate(s) from the insurer(s) that evidence such insurance coverages.

Section 4.23 Charter of Affiliated Depository Institution. If Aspiration or an Affiliate thereof shall, during the Term, seek regulatory approval to charter or acquire a depository institution or non-depository banking entity, including without limitation a national bank charter for fintech companies, with a federal or state regulatory agency (the “Aspiration Bank”), Coastal shall reasonably cooperate with and support Aspiration or its Affiliate during the regulatory process to approve such charter application.

Section 4.24 Provision of Services under Agreement. If the Aspiration Bank is established and commences operations, the Parties agree that Aspiration may in its discretion assign to the Aspiration Bank some or all of the services required to be performed by Aspiration under this Agreement. In that event, the Parties shall negotiate in good faith to revise the economics of the Aspiration Account Program to provide Coastal a reasonable return for the services provided by Coastal.

ARTICLE 5

License Agreement

Section 5.1 Coastal Marks and Content. Coastal hereby grants to Aspiration a limited, non-exclusive, non-transferable, non-sub-licensable, royalty-free license to use, reproduce and display the trademarks, service marks, domain names, trade names, service names, brand names, trade dress rights, logos, corporate names, trade styles, logos and other source or business identifiers and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, along with all applications, registrations, renewals and extensions thereof identified in Schedule 5.1 hereto (collectively, the “Coastal Marks”), telephone numbers and e-mail addresses (together with the Coastal Marks, the “Coastal Content”) solely in connection with the activities undertaken pursuant to this Agreement. Aspiration shall not use the Coastal Marks and Coastal Content in any way that might result in confusion as to the separate and distinct identities of Coastal and Aspiration. Aspiration acknowledges and agrees that all patent, copyright, trademark and other intellectual property and proprietary rights of Coastal, including the Coastal Content and any goodwill which accrues because of Aspiration’s use of the Coastal Content, are and shall remain the sole and exclusive property of Coastal. Upon the termination of this Agreement, the license granted to Aspiration in the Coastal Content shall immediately terminate and Aspiration shall immediately cease and desist all new use of the Coastal Content; provided, however, that any then-existing use of such Coastal Content in connection with any Aspiration Account Program-related materials, including plastics, shall be permitted until 90 days after the date of termination of this Agreement. Aspiration further agrees not to contest or take any action, whether during or following the Term, in opposition to any trademark, service mark, trade name, logo or other commercial symbol of Coastal or its Affiliates or to use, employ or attempt to register any mark or trade name which is similar to any mark or trade name of Coastal or its Affiliates.

ARTICLE 6

Fees, Revenues, Gains, Costs, Expenses and Losses

Section 6.1 Direct Operating Costs. Aspiration agrees to reimburse Coastal’s [* * *]. Aspiration also agrees to reimburse Coastal for [* * *]. Coastal shall provide Aspiration with an upfront estimate of charges from vendors for budgeting purposes and will update such estimates on a quarterly basis to reflect actual charges.

Section 6.2 Administrative Costs. Aspiration agrees to reimburse Coastal for [* * *]. Except as otherwise specifically provided herein, the Parties shall each be responsible for their own costs and expenses.

Section 6.3 [* * *].

Section 6.4 Coastal Fees. As compensation for the Coastal Services, Aspiration shall pay to Coastal the amounts shown on Schedule 6.4 hereof in accordance with the payment schedule set forth in Schedule 6.4 or as otherwise agreed to in writing between Aspiration and Coastal. Schedule 6.4 may be updated from time to time by written agreement of the Parties.

Section 6.5 Operating Account. Aspiration shall maintain an operating account at Coastal with an initial minimum balance of $[* * *], which may be adjusted upon mutual agreement of the Parties. The purpose of the operating account is to accumulate revenues to Aspiration and fund minimum fees, expenses or losses due to either Coastal or to the Omnibus Account. Following the end of each month, Coastal shall debit the operating account for the fees and reimbursable expenses owed to Coastal and shall submit to Aspiration appropriate documentation evidencing all reimbursable expenses incurred or paid in the prior month. Any dispute with respect to reimbursable amounts shall be resolved in accordance with the procedures set forth in Section 4.19. The operating account shall bear interest at the same rate as set forth in Section 6.6.

Section 6.6 Settlements. Coastal will receive from Aspiration, and hold on behalf of Aspiration’s customers, cash balances in an Omnibus Account. The cash balances in the Omnibus Account will be used only for Aspiration’s Customers and to cover settlement-timing differences between real-time and batch processing cutoffs. The balance of the Omnibus Account will equal [* * *], unless modified by mutual consent of the Parties. Coastal will pay Aspiration interest on the funds in the Omnibus Account as follows:

(i) For an Omnibus Account balance below [* * *], Coastal will pay Aspiration [* * *].

(ii) For an Omnibus Account balance equal to or greater than [* * *], Coastal will pay Aspiration [* * *].

[* * *]

ARTICLE 7

Representations of Coastal

Coastal represents and warrants as follows:

Section 7.1 Organization, Good-Standing and Conduct of Business. Coastal is a bank, within the meaning of Section 3(a)(6) of the 1934 Act, duly organized, validly existing and in good standing under the laws of the state of Washington, and has full power and authority and all necessary and/or applicable governmental and regulatory authorization and licenses to own its properties and assets, to carry on as an insured depository institution, and to carry on its business as it is presently being conducted.

Section 7.2 Corporate Authority. The execution, delivery and performance of this Agreement have been duly authorized. No further corporate acts or proceedings on the part of Coastal are required or necessary to authorize this Agreement.

Section 7.3 Coastal Marks. Coastal is the owner or licensor of the Coastal Marks set forth on Schedule 5.1 and has right, power and authority to license or sub-license to Aspiration and authorized designees such Coastal Marks, email addresses and domain names, telephone numbers, as contemplated by this Agreement, and the use of such Coastal Marks by Aspiration and authorized designees as contemplated by this Agreement shall not (a) violate any Applicable Law or (b) infringe upon the rights of any Person.

Section 7.4 Binding Effect. When executed, this Agreement will constitute a valid and legally binding obligation of Coastal, enforceable against Coastal in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors of FDIC-insured institutions or the relief of debtors generally, (ii) Applicable Law relating to the safety and soundness of depository institutions and (iii) general principles of equity.

Section 7.5 Non-Contravention and Defaults; No Liens. Neither the execution or delivery of this Agreement, nor the fulfillment of, or compliance with, the terms and provisions hereof, will (i) result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in a violation of, termination of or acceleration of the performance provided by the terms of, any agreement to which Coastal is a party or by which it may be bound, (ii) violate any provision of any Applicable Law or the Network Rules or (iii) violate any provisions of Coastal’s Articles of Incorporation or Bylaws.

Section 7.6 Necessary Approvals. Except for regulatory approvals applicable solely to financial institutions (which approvals, if any, are determined by Coastal to be required and will be obtained by Coastal prior to July 1, 2018), no consent, approval, authorization, registration or filing with or by any Governmental Body is required on the part of Coastal in connection with the execution and delivery of this Agreement.

Section 7.7 Liabilities and Litigation. There are no claims, actions, suits or proceedings pending or, to Coastal’s knowledge, threatened against Coastal, or to its knowledge affecting Coastal, at law or in equity, before or by any Governmental Body, an adverse determination of which could have a material adverse effect on the business of Coastal or the Aspiration Account Program, and Coastal knows of no basis for any of the foregoing. There is no Order of any Governmental Body affecting Coastal or to which Coastal is subject.

Section 7.8 Full Disclosure. Coastal has provided Aspiration with full access to all material aspects of its banking operation and all such information is accurate and complete as of the date provided. Coastal will make available a standard financial package that it offers select vendors from time to time.

Section 7.9 Continuing Accuracy. The representatives and warranties made by Coastal in this Agreement shall continue to be accurate and shall remain in full force and effect throughout the Term.

Section 7.10 Licenses. Coastal is the exclusive owner of, and has good and marketable title to, the Coastal Content.

Section 7.11 Good Standing. Neither Coastal nor any executive officer of Coastal has been subject to the following:

(a) Criminal conviction (except minor traffic offenses and other petty offenses) in the United States of America or in any foreign country;

(b) Federal or state tax lien or any foreign tax lien;

(c) An Order, not subsequently reversed, suspended or vacated, by the Securities and Exchange Commission, any state securities regulatory authority, Federal Trade Commission, federal or state bank regulatory or any other Governmental Body in the United States or in any other country relating to an alleged violation of any federal or state securities law or regulation or any law or regulation respecting financial institutions; or

(d) Restraining Order in any proceeding or lawsuit, alleging fraud or deceptive practices on the part of Coastal or any such executive officer.

Section 7.12 Customer Funds. Funds held in the Omnibus Account(s) are insured by the FDIC, subject to the per depositor maximum deposit insurance amount limits for each Aspiration Customer. Coastal recognizes that all money deposited into the Omnibus Account(s) belongs to Aspiration’s Customers and will be kept separate from all other accounts maintained by Coastal for Aspiration; and Coastal will not subject the monies in the Omnibus Account(s) to any right, charge, security interest, lien or claim of any kind against Aspiration in favor of Coastal or any person claiming through Coastal.

ARTICLE 8

Representations Of Aspiration

Aspiration represents and warrants as follows as of the date hereof:

Section 8.1 Organization, Good-Standing and Conduct of Business. Aspiration is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware, and has full power and authority to own its properties and assets and to carry on its business as it is presently being conducted. Aspiration is, or prior to enrolling any Customers in the Aspiration Account Program will be, (a) registered with the U.S. Securities and Exchange Commission as an investment advisor and broker-dealer, (b) a member of FINRA and the Securities Investor Protection Corporation and (c) registered as a broker-dealer in each state where the registration is required in order to offer the Aspiration Account Program to residents of such state.

Section 8.2 Aspiration Authority. The execution, delivery and performance of this Agreement have been duly authorized. No further corporate acts or proceedings on the part of Aspiration are required or necessary to authorize this Agreement.

Section 8.3 Binding Effect. When executed, this Agreement will constitute a valid and legally binding obligation of Aspiration, enforceable against Aspiration in accordance with its terms, subject to (a) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors or the relief of debtors generally and (b) general principles of equity.

Section 8.4 Good Standing. Neither Aspiration nor any executive officer of Aspiration has been subject to the following:

(a) Criminal conviction (except minor traffic offenses and other petty offenses) in the United States of America or in any foreign country;

(b) Federal or state tax lien or any foreign tax lien;

(c) An Order, not subsequently reversed, suspended or vacated, by the Securities and Exchange Commission, FINRA, any state securities regulatory authority, Federal Trade Commission, federal or state bank regulatory or any other Governmental Body in the United States or in any other country relating to an alleged violation of any federal or state securities law or regulation or any law or regulation respecting financial institutions; or

(d) Restraining Order in any proceeding or lawsuit, alleging fraud or deceptive practices on the part of Aspiration or any such executive officer.

Section 8.5 Financial Statements. Aspiration has delivered to Coastal complete and correct copies of its balance sheets and related statements of income and cash flow. Aspiration’s financial statements, subject to any limitation stated therein, which have been or which hereafter will be furnished to Coastal to induce it to enter into and maintain this Agreement do or will fairly represent the financial condition of the Aspiration. The financial statements have been and will be prepared in accordance with GAAP, as consistently applied, and in accordance with all pronouncements of the Financial Accounting Standards Board, except that non-audited financials are without notes, and are subject to normal year-end adjustments. Prior to enrolling any Customers in an Aspiration Customer Account, Aspiration’s balance sheet shall reflect cash in an amount sufficient to fund any termination payment owed to Radius Bank plus $15million (or such lesser amount as Aspiration establishes to the satisfaction of Coastal is sufficient to fund the operations of Aspiration for a period of 12 months).

Section 8.6 Non-Contravention and Defaults; No Liens. Neither the execution or delivery of this Agreement, nor the fulfillment of, or compliance with, the terms and provisions hereof, will (a) result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in a violation of, termination of or acceleration of the performance provided by the terms of, any material agreement to which Aspiration is a party or by which it may be bound, (ii) violate any provision of any Applicable Law, (iii) result in the creation or imposition of any material lien, charge, restriction, security interest or encumbrance of any nature whatsoever on any asset of Aspiration or (iv) violate any provisions of Aspiration’s Certificate of Incorporation or Bylaws.

Section 8.7 Necessary Approvals. Except for obtaining membership in FINRA and the Securities Investor Protection Corporation and registration with the Securities and Exchange Commission and applicable states as a broker-dealer, no consent of any Person (including any stockholder or creditor of Aspiration) and no consent, license, permit or approval or authorization or exemption by notice or report to, or registration, filing or declaration with, any Governmental Body is required in connection with the execution or delivery of this Agreement by Aspiration, the validity or enforceability of this Agreement against Aspiration, the consummation of the transactions contemplated hereby or the performance by Aspiration of its obligations hereunder.

Section 8.8 Liabilities and Litigation. There are no claims, actions, suits or proceedings pending or, to Aspiration’s knowledge, threatened against Aspiration, or to its knowledge affecting Aspiration, at law or in equity, before or by any Governmental Body, an adverse determination of which would reasonably be expected to have a material adverse effect on the business of Aspiration or the Aspiration Account Program, and Aspiration knows of no basis for any of the foregoing. There is no Order of any Governmental Body affecting Aspiration or to which Aspiration is subject.

Section 8.9 Continuing Accuracy. The representatives and warranties made by Aspiration in this Agreement shall continue to be accurate and shall remain in full force and effect throughout the Term.

ARTICLE 9

Regulatory Approvals

Section 9.1 Regulatory Approvals. Prior to enrolling any Customers in the Aspiration Account Program, the Parties shall have received all necessary regulatory and FINRA approvals. Notwithstanding anything to the contrary herein, in no event shall this Agreement be construed to require either Party to take, or impose any liability on either Party as a result of its failure to take, any action which is not permissible under Applicable Law or the Network Rules. The consummation of any transaction contemplated herein shall constitute a representation by each Party to the other that all regulatory approvals necessary for that particular transaction have been received.

Section 9.2 Expense of Regulatory Approvals; Cooperation. Each Party shall be responsible for obtaining and paying for any regulatory approvals related to its consummation of the activities contemplated herein. Each Party shall use its respective best efforts to obtain all regulatory approvals and shall cooperate with the other Party in order to facilitate the procurement of all regulatory approvals.

ARTICLE 10

Term and Termination

Section 10.1 Term. The initial term of this Agreement shall be a period that commences on the Effective Date and ends on three (3) years from the later of July 1, 2018, or the date on which Aspiration commences enrolling Customers in the Aspiration Account Program, and thereafter this Agreement shall renew automatically for up to two (2) additional twelve (12) month terms (collectively, the “Term”) unless terminated as provided herein.

Section 10.2 Termination. This Agreement may be terminated as follows:

(a) at any time upon the mutual written consent of the Parties;

(b) by either Party, with or without cause, at the end of the initial term or at the end of any subsequent renewal term, upon 180 days’ written notice to the other Party;

(c) by either Party, upon 30 days’ written notice to the other Party, in the event of an Event of Default by the other Party;

(d) by either Party, upon written notice to the other Party, upon (i) the direction of any Governmental Body or FINRA or the advice of legal counsel that continuation of the Aspiration Account Program violates, or would reasonably be expected to violate, Applicable Law or the Network Rules and (ii) the inability of the Parties to amend this Agreement to avoid the violation of Applicable Law or the Network Rules;

(e) by Coastal, upon 60 days’ written notice to Aspiration if there is (i) a change in Control of Aspiration, (ii) merger or consolidation of Aspiration and Aspiration is not the surviving entity or Aspiration is the surviving entity but its pre-merger shareholders hold less than 50% of its voting interests after the merger; or (iii) a sale of all or substantially all of the assets of Aspiration;

(f) by Coastal, upon 30 days’ written notice to Aspiration, if a Governmental Body determines that the continued performance of Coastal’s obligations under this Agreement is not consistent with safe and sound banking practices; provided, that Coastal shall provide Aspiration as much advance notice of such termination as is reasonably practicable, consistent with safe and sound banking practices;

(g) by either Party upon 30 days’ written notice to the other Party upon the other Party (i) voluntarily commencing any proceeding or filing any petition seeking relief under Title 11 of the United States Code or any other federal, state or foreign bankruptcy, insolvency, liquidation or similar law, (ii) applying for or consenting to the appointment of a receiver, trustee, custodian, sequestrator or similar official for such Party or for a substantial part of its property or assets, (iii) making a general assignment for the benefit of creditors or (iv) taking formal action for the purpose of effecting any of the foregoing;

(h) by either Party upon 30 days’ written notice to the other Party upon the commencement of an involuntary proceeding or the filing of an involuntary proceeding or the filing of an involuntary petition in a court of competent jurisdiction seeking (i) relief in respect of the other Party or of a substantial part of its property or assets under Title 11 of the United States Code or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver (including the FDIC), trustee, custodian, sequestrator or similar official for the other Party or for a substantial part of its property or assets or (iii) the winding up or liquidation, of the other Party, in any case, if such proceeding or petition shall continue un-dismissed for thirty (30) days or an Order approving or ordering any of the foregoing shall be entered; or

(i) by Aspiration upon 30 days’ written notice to Coastal, if as condition precedent to Aspiration or another related entity becoming or acquiring a federally-insured depository institution, as set forth in a final order issued by the applicable federal banking agency or is mandated in any corresponding agreement, is required to terminate this Agreement, and such written notice shall attach a copy of such final order or agreement.

Section 10.3 Effect of Termination.

(a) In the event that this Agreement is validly terminated as provided herein, then, except as otherwise provided in this Agreement, subject to Section 10.4, each of the Parties shall be relieved of their duties and obligations arising under this Agreement after the date of such termination. Notwithstanding the foregoing, the terms of this Agreement that would by their nature survive the termination of this Agreement (including Section 4.12 (Program Audit and

Examination Rights), this Section 10.3 (Effect of Termination), Section 10.4 (Post-Termination Transition and Wind-Down) and Article 12 (General Provisions)) shall survive the termination of this Agreement and be enforceable under this Agreement.

(b) Upon termination, each of Coastal and Aspiration shall retain all records and documentation related to all Customers, Aspiration Customer Accounts, and Debit Cards in a form that is reasonably retrievable for a period of seven (7) years after the termination of this Agreement or such longer time as required by Applicable Law. The Parties agree to cooperate with one another to make such records and documentation available as may be required to comply with Applicable Law or to respond to Customer inquiries, legal requests (such as a subpoena), audits or regulatory examination requests.

(c) In the event that this Agreement is terminated by Coastal pursuant to Section 10.2(c) or (e), or by Aspiration pursuant to Section 10.2(i), Aspiration shall pay Coastal a termination fee in a lump sum within five business days following termination of this Agreement in an amount equal to the minimum quarterly fee payable pursuant to Schedule 6.4 multiplied by the number of scheduled payments remaining in the Term.

Section 10.4 Post-Termination Transition and Wind-Down.

(a) In the event this Agreement is terminated, Aspiration may elect to (i) transition the Aspiration Account Program in accordance with Applicable Law to an alternative counterparty or (ii) wind down the Aspiration Account Program. In such event, Aspiration shall provide written notice to Coastal of its election to transition or wind down the Aspiration Customer Account Program no later than thirty (30) days after termination of this Agreement. Unless otherwise required by Applicable Law or any Government Body or FINRA, the Parties agree to cooperate in good faith to wind down or transition the Aspiration Account Program (in accordance with any notice of election provided by Aspiration) in a commercially reasonable manner as soon as reasonably possible to provide for a smooth and orderly transition or wind-down. The Parties will service the Aspiration Customer Accounts and Debit Cards in accordance with the terms of this Agreement that apply prior to its termination for a period up to 180 days after the effective date of termination, or as mutually agreed to in writing by authorized representatives of each Party, in order to smoothly transition or wind down all activities under this Agreement (“Transition Period”); in the event of a termination by either Party pursuant to Sections 10.2(c), (h) or (i), or in the event of a termination by Coastal pursuant to Sections 10.2(d) or (g), the Transition Period shall be reduced to ninety (90) days. Termination of this Agreement shall not relieve any obligations of the Parties, including the corresponding payment obligations, during the Transition Period.

(b) In the event Aspiration provides notice of its election to transition Aspiration Customer Accounts to another counterparty, Coastal’s obligations during the Transition Period will include, without limitation: (i) transferring all Deposits at Coastal to another federally-insured financial institution designated by Aspiration, which institution shall assume responsibility for all obligations and liabilities in connection with such Deposits which arise after transfer to such successor bank (such institution, a “Successor Bank”), including those with respect to payment of the Deposit funds to Customers and settlement of transactions with the appropriate Network(s), (ii) assigning all of Coastal’s rights, duties and obligations with respect to the Aspiration Account Program pursuant to this Agreement, and Coastal’s relationship with each Aspiration Customer to such Successor Bank, (iii) making any and all regulatory filings necessary to effect the transition of its undertakings in connection with this Agreement to such Successor Bank (excluding those filings and approvals required to be made by Successor Bank), (iv) making all filings and taking all other actions necessary for Coastal to transfer the related BINs to such Successor Bank, (v) executing and delivering, if necessary or appropriate, transfer agreement containing terms and conditions generally consistent with banking industry practice for the transfer of Deposits between institutions, and (vi) executing such other documents as may reasonably be requested by Aspiration, or necessary for Coastal to perform its obligations under this Section 10.4(b). Coastal’s obligations described above will be completed as soon as reasonably practicable after Aspiration provides notice of its election to transition the Deposits to a Successor Bank.

(c) In the event Aspiration provides notice of its election to wind down the Aspiration Account Program, the Parties agree to use the following process or such other similar processes that are mutually agreed by Coastal and Aspiration at such time:

(i) As soon as reasonably possible after delivery of Aspiration’s notice of election, Aspiration will provide to Coastal in writing a proposed wind down plan, including a proposed timeline, which shall designate a schedule of dates as of which the Aspiration Account Program will be wound down. Coastal and Aspiration shall meet promptly thereafter (which meeting may occur telephonically) to finalize a mutually-agreed wind down plan. Such plan shall be agreed and implemented to completion within the Transition Period; and

(ii) Coastal and Aspiration shall continue to be bound by, and comply with, the terms of this Agreement and perform all of their obligations hereunder during the Transition Period until (x) such time as all Aspiration Customer Accounts and Debit Cards expire or are canceled pursuant to, and consistent with, the Aspiration Account Documentation, or (y) such earlier date, as permitted by Applicable Law, as mutually agreed by Coastal and Aspiration in writing.

(d) In the event (i) Aspiration fails to provide timely and effective notice of its intention to terminate or wind down the Aspiration Account Program, or (ii) Aspiration fails to complete the assignment of the Deposits to a Successor Bank within the Transition Period, the Parties will work together to wind down the Aspiration Account Program in accordance with Applicable Law.

(e) In the event that Aspiration substantially ceases operations, Aspiration agrees to continue to cooperate with Coastal, any Governmental Body, and any other self-regulatory organization to ensure the orderly distribution of Customer funds.

(f) The Parties shall be responsible for their own costs and expenses with respect to the performance of their respective obligations hereunder in connection any transition or wind down.

Section 10.5 Events of Default. The occurrence of any one or more of the following events (regardless of the reason therefor) shall constitute an “Event of Default” hereunder:

(a) A Party shall fail to make a payment of any material amount due and payable pursuant to this Agreement, except for amounts disputed in good faith, and such failure shall remain unremedied for a period of ten days after the other Party shall have given written notice thereof, provided that for an amount to be excluded from the above as disputed in good faith, the Party disputing such amount must: (i) provide prompt (but in any event, within ten days after the amount becomes due) notice of such dispute; (ii) include in such notice, a reasonably detailed explanation of the reason(s) why such amount is disputed, (iii) work cooperatively, expeditiously, and always in good faith with the other Party to resolve any such dispute, and (iv) if such dispute is not resolved within 30 days of delivery of the notice required by (i) above, post a bond or deposit into an escrow account the disputed amount on terms reasonably satisfactory to the Parties.

(b) A Party shall fail to perform, satisfy or comply with any obligation, condition, covenant or other provision contained in this Agreement, and (i) such failure shall remain unremedied for a period of 30 days after the other Party shall have given written notice thereof, and (ii) such failure shall either have a material and adverse effect on the Aspiration Account Program or Coastal’s Marks licensed or sub-licensed hereunder, materially diminish the economic value of the Aspiration Account Program to the other Party, or otherwise have a material and adverse effect on the other Party;

(c) Any representation or warranty contained in this Agreement shall not be true and correct in any respect as of the date when made or reaffirmed, and (i) the Party making such representation or warranty shall fail to cure the event giving rise to such breach within 30 days after the other Party shall have given written notice thereof, and (ii) such failure shall either have a material and adverse effect on the Aspiration Account Program, materially diminish the economic value of the Aspiration Account Program to the other Party, or otherwise have a material and adverse effect on the other Party.

(d) Coastal fails to perform, satisfy or comply with any Applicable Law and such failure shall either have a material and adverse effect on the Aspiration Account Program, materially diminish the economic value of the Aspiration Account Program to Aspiration, or otherwise have a material and adverse effect on Aspiration.

(e) Aspiration fails to perform, satisfy or comply with any Applicable Law and such failure shall either have a material and adverse effect on the Aspiration Account Program or Coastal’s Marks licensed hereunder, or materially diminish the economic value of the Aspiration Account Program to Coastal, or otherwise have a material and adverse effect on Coastal.

ARTICLE 11

General Provisions

Section 11.1 Indemnification.

(a) Aspiration covenants and agrees to indemnify and hold harmless Coastal, its parent, subsidiaries or Affiliates, and their respective officers, directors, agents, employees and permitted assigns, against any and all Losses arising from or relating to: (i) any breach of representation or warranty made in this Agreement by Aspiration; (ii) failure to fulfill a covenant or obligation of this Agreement except to the extent such claim, loss or liability is the result of Coastal’s failure to perform its obligations in accordance with this Agreement; (iii) any act or omission of Aspiration or its Service Providers which violates or does not comply with any Network Rules or Applicable Law; (iv) or any claim relating to obligations owed to or by Aspiration or any third party retained by it (except to the extent that Coastal has agreed in writing to fulfill such obligation under this Agreement); (v) Aspiration’s negligence, recklessness or willful misconduct (including acts or omissions) relating to the Aspiration Account Program; (vi) Aspiration’s failure to perform, satisfy or comply with any Service Level standard set forth in Exhibit C; (vii) any actions or omissions by Coastal taken or not taken at Aspiration’s written request or direction pursuant to this Agreement except where Coastal would have been otherwise required to take such action (or refrain from acting) absent the request or direction of Aspiration; or (viii) any Customer claims, breach, losses, regulatory actions, violations or penalties arising from the action or operations of Aspiration, its Service Providers or previous activities related to Radius Bank; provided, that this provision shall not apply if such claim arises out of (x) an act of fraud, embezzlement or criminal activity by Coastal or its representatives, or (y) negligence or willful misconduct by Coastal or its representatives

(b) Coastal covenants and agrees to indemnify and hold harmless Aspiration and its parent, subsidiaries or Affiliates, and their respective officers, directors, agents, employees and permitted assigns, against any and all Losses arising from or relating to (i) any breach of representation or warranty made in this Agreement; (ii) any act or omission of Coastal or its service providers which materially violates any Network Rule or Applicable Law; (iii) failure to fulfill a covenant or obligation of this Agreement except to the extent such claim, loss or liability is the result of Aspiration’s failure to perform its obligations in accordance with this Agreement; (iv) Coastal’s negligence, recklessness or willful misconduct (including acts or omissions) relating to the Aspiration Account Program; (v) Coastal’s failure to perform, satisfy or comply with any Service Level standard set forth in Exhibit C; (vi) any claim that Coastal, or any third party retained by Coastal, materially breached the obligations owed to or by Coastal that directly relates to Coastal’ existing business offerings and banking services (such as ACH and regulatory reporting) offered under the Aspiration Account Program (except to the extent that Aspiration has agreed to fulfill such obligation under this Agreement); or (vii) allegations, claims or actions by any Person that the use of the Coastal Marks licensed by Coastal hereunder infringe on the rights of any Person; provided, that this provision shall not apply if such claim arises out of (x) an act of fraud, embezzlement or criminal activity by Aspiration or its representatives, (y) negligence, willful misconduct or bad faith by Aspiration or its representatives or (z) the failure of Aspiration or its representatives to comply with, or to perform its obligations under, this Agreement.

(c) If any claim or demand is asserted against any Person entitled to indemnification under this Section 11.1 (each, an “Indemnified Party”) by any Person who is not a Party in respect of which the Indemnified Party may be entitled to indemnification under the provisions of subsections (a) or (b) above, written notice of such claim or demand shall promptly be given to the Party (the “Indemnifying Party”) from whom indemnification may be sought. The Indemnifying Party shall have the right, by notifying the Indemnified Party within 10 days of its receipt of the notice of the claim or demand, to assume the entire control (subject to the following sentence and the right of the Indemnified Party to participate at the Indemnified Party’s expense and with counsel of the Indemnified Party’s choice, unless (i) the employment of such counsel has been authorized in writing by the Indemnifying Party, (ii) the Indemnifying Party has not employed counsel to take charge of the defense within 10 days after delivery of the applicable notice or, having elected to assume such defense, thereafter ceases its defense of such action, or (iii) the Indemnified Party has reasonably concluded that there may be defenses available to it which are different from or additional to those available to the Indemnifying Party (in which case the Indemnifying Party shall not have the right to direct the defense of such action on behalf of the Indemnified Party), in any of which event attorneys’ fees and expenses shall be borne by the Indemnifying Party) of the defense, compromise or settlement of the matter, including, at the Indemnifying Party’s expense, employment of counsel of the Indemnifying Party’s choice and reasonably satisfactory to the Indemnified Party. The Indemnified Party or Indemnifying Party may at any time notify the other of its intention to settle or compromise any claim, suit or action against the Indemnified Party in respect of which payments may be sought by the Indemnified Party hereunder, and (x) the Indemnifying Party may settle or compromise any such claim, suit or action solely for the payment of money damages in which the Indemnified Party does not admit any liability with respect to such claim, but shall not agree to any other settlement or compromise without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld (it being agreed that any failure of an Indemnified Party to consent to any settlement or compromise involving relief other than monetary damages shall not be deemed to be unreasonably withheld), and (y) the Indemnified Party may settle or compromise any such claim, suit or action solely for an amount not exceeding One Thousand Dollars ($1,000) in which the Indemnified Party does not admit any liability with respect to such claim, but shall not settle or compromise any other matter without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld.

(d) If the Indemnifying Party gives notice to any Indemnified Party that the Indemnifying Party will assume control of the defense, compromise or settlement of the matter, the Indemnifying Party will be deemed to have waived all defenses to the claims for indemnification by the Indemnified Party with respect to that matter. The Indemnifying Party shall promptly notify the Indemnified Party if the Indemnifying Party desires not to assume, or participate in the defense of, any such claim, suit or action. Any damages to the assets or business of the Indemnified Party caused by a failure of the Indemnifying Party to defend, compromise or settle a claim or demand in a reasonable and expeditious manner, after the indemnifying Party has given notice that it will assume control of the defense, compromise or settlement of the matter, shall be included in the damages for which the Indemnifying Party shall be obligated to indemnify the Indemnified Party. If the Indemnifying Party makes any payment on any third-party claim, the Indemnifying Party shall be subrogated, to the extent of such payment, to all rights and remedies of the Indemnified Party to any insurance benefits or other claims of the Indemnified Party with respect to such third-party claim. Each Party agrees to provide reasonable access to the other Party to such documents and information as may reasonably by requested in connection with the defense, negotiation or settlement of any such third-party claim.

(e) If an Indemnified Party fails to give prompt notice of any claim being made or any suit or action being commenced in respect of which indemnification under this Section 11.1 may be sought, such failure shall not limit the liability of the Indemnifying Party; provided, that this provision shall not be deemed to limit the Indemnifying Party’s rights to recover for any Loss which it can establish resulted from such failure to give prompt notice.

(f) This Section 11.1 shall govern the obligations of the Parties with respect to the subject matter hereof but shall not be deemed to limit the rights which any party might otherwise have at law or in equity.

(g) The provisions of this Section 11.1 shall survive termination or expiration of this Agreement.

Section 11.2 No Special Damages. UNLESS OTHERWISE AGREED IN WRITING OR REQUIRED BY THIS AGREEMENT OR APPLICABLE LAW, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE, FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES, INCLUDING LOST PROFITS, EVEN IF SUCH PARTY HAS KNOWLEDGE OF THE POSSIBILITY OF SUCH DAMAGES ARISING FROM OR RELATED TO THIS AGREEMENT. EACH PARTY’S CUMULATIVE LIABILITY UNDER THIS AGREEMENT WILL NOT IN ANY EVENT EXCEED THREE MILLION DOLLARS ($3,000,000); PROVIDED THAT THE LIMITATIONS SET FORTH IN THIS SECTION SHALL NOT APPLY TO OR IN ANY WAY LIMIT THE INDEMNITY OBLIGATIONS UNDER THIS AGREEMENT OR LIABILITY OF A PARTY FOR BREACH OF CONFIDENTIALITY OF THE OTHER PARTY’S CONFIDENTIAL INFORMATION OR CUSTOMER INFORMATION.

Section 11.3 Disclaimers of Warranties. EXCEPT FOR THE WARRANTIES EXPRESSLY PROVIDED IN THIS AGREEMENT, THE PARTIES SPECIFICALLY DISCLAIM ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, ARISING OUT OF OR RELATED TO THIS AGREEMENT, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT AND IMPLIED WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE, EACH OF WHICH IS HEREBY EXCLUDED BY AGREEMENT OF THE PARTIES.

Section 11.4 Confidentiality and No-Use.

(a) Each Party shall, and shall cause its controlled Affiliates, employees and agents to, hold in strict confidence, unless disclosure is compelled by judicial or administrative process, or in the opinion of its counsel, by Applicable Law, all Confidential Information of the other Party and not disclose the same to any Person, except as otherwise provided herein. Confidential Information shall be used only for the purpose of and in connection with the performance of obligations under this Agreement and not for any other purpose. Each Party shall protect Confidential Information from unauthorized use and disclosure with at least the same degree of care that it utilizes with respect to its own similar proprietary information, but in no event less than a reasonable standard of care. The term “Confidential Information” shall mean all information of any kind concerning a Party (or an Affiliate of a Party) including all Customer Information that is furnished by such Party or on its behalf in connection with this Agreement, as well as the terms and conditions of this Agreement, except information (i) ascertainable or obtained from public or published information, (ii) received from a third party not known to the recipient of Confidential Information to be under an obligation to keep such information confidential, (iii) which is or becomes known to the public (other than through a breach of an obligation of confidentiality), (iv) of which the recipient was in possession prior to disclosure thereof in connection herewith or (v) which was independently developed by the recipient without the benefit of Confidential Information. For purposes of this Agreement, “Customer Information” includes “nonpublic personal information,” as such term is defined in the Gramm Leach Bliley Act of 1999 (the “GLB Act”) and the applicable regulations promulgated by the federal regulators of financial institutions (the “GLB Regulations”) regarding Customers. Each Party hereby agrees that, in addition to, and without limiting the generality of the confidentiality provisions contained in this Agreement, it shall keep all such Customer Information confidential and shall maintain and use such information only for the purposes of this Agreement, or as otherwise permitted in accordance with all Applicable Laws, including but not limited to the GLB Act and the applicable GLB Regulations. Without limiting the generality of the foregoing, each Party agrees and acknowledges that it is familiar with, and shall fully comply with, the reuse and redisclosure limitations contained in the GLB Act and applicable GLB Regulations as they relate to the Aspiration Account Program. Nothing herein shall be interpreted as preventing or impairing either Party to disclose any information (i) pursuant to a subpoena or court order, (ii) pursuant to judicial or governmental process issued by a Governmental Body or request by FINRA or (iii) required by any Governmental Body or FINRA in connection with an examination of such Party; provided that, with respect to disclosure described in clause (i) or (ii), (a) such disclosure shall be limited to the minimum acceptable level of disclosure; (b) the disclosing Party, unless prohibited by Applicable Law, shall notify the other Party of the imminent disclosure as soon as is practicable; and (c) the disclosing Party shall cooperate, at the sole cost and expense of the other Party, with the other Party’s efforts to minimize or prevent such disclosure.

(b) Each Party acknowledges that its breach of this Section 11.4 will cause the other Party irreparable injury for which monetary damages will not make the other Party whole. Accordingly, in addition to all other available remedies, each Party shall be entitled to seek equitable or injunctive relief as and where it deems fit in the event of an actual, attempted or threatened breach of any obligation of the other Party (including its contractors and agents) under this Section 11.4.

(c) Each Party shall: (i) limit access to the other Party’s Confidential Information to those employees, authorized agents, vendors, consultants, service providers and subcontractors who have a reasonable need to access such Confidential Information in connection with the Aspiration Account Program; and (ii) ensure that any Person with access to the other Party’s Confidential Information agrees to be bound by the provisions of this Section 11.4 and maintains the existence of this Agreement and the nature of their obligations hereunder strictly confidential.

Section 11.5 Arbitration. Any dispute arising under this Agreement that has not been resolved in good faith in accordance with the procedures in Section 4.19 hereof (a “Dispute”) shall be referred to and resolved by arbitration in accordance with the following guidelines:

(a) Arbitration Rules. Any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be determined by arbitration in Seattle, Washington before one to three arbitrators, as set forth below. The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures, unless the Parties agree upon expedited or streamlined rules and/or procedures available through JAMS. Judgment on the Award may be entered in any court having jurisdiction. This clause shall not preclude parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction.

(b) Arbitrators. An arbitrator shall be selected by mutual agreement of the Parties. If the Parties are unable to agree upon an arbitrator, then either Party may request that JAMS select an arbitrator and such arbitrator shall hear the Dispute in accordance with the Rules.

(c) Panel. For Disputes amounting to $1,000,000 or more, a panel of three arbitrators shall be selected to hear the Dispute. In such case, each Party shall select one arbitrator who shall be independent and unaffiliated with such Party, and the two arbitrators shall then select the third arbitrator. If the two arbitrators are unable to agree upon the third arbitrator, the JAMS shall select the third arbitrator.

(d) Knowledge of Arbitrators. All arbitrators, whether a single arbitrator or a panel of arbitrators, shall be knowledgeable about financial services and/or information technology transactions.

(e) Seat. The seat of the arbitration shall be Seattle, Washington USA.

(f) Governing Law. The governing law to be applied by the arbitral tribunal shall be the law of the State of Washington, U.S.A.

(g) No Appeal. Any award rendered pursuant to arbitration under this Section shall be final, conclusive and binding upon the Parties (except for appeals solely to correct computation or clerical errors), and any judgment thereon may be entered and enforced in any court of competent jurisdiction.

(h) Costs. Each Party shall bear its own fees, costs and expenses of the arbitration, and its own legal expenses, attorneys’ fees, and costs of all experts and witnesses, provided, however, that the arbitrators may award arbitration costs, including legal, auditing and other fees to the prevailing party in the arbitration proceeding if the arbitrators determine that such an award is appropriate.

Section 11.6 Relationship of Parties. Except to the extent specifically provided herein or as hereafter agreed in writing by the Parties, nothing in this Agreement shall be construed to create any relationship between the Parties or their respective agents and employees other than one of independent contractors, and the Parties shall take such action as may be reasonably necessary to ensure such treatment.

Section 11.7 Entire Agreement. This Agreement contains the entire agreement of the Parties with respect to the subject matter contained herein.

Section 11.8 Successors and Assigns; Subcontractors. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and assigns. This Agreement may not be assigned by either Party without the prior written consent of the other Party. Any assignment in contravention of this Section 11.8 shall be null and void. Notwithstanding the foregoing, but subject to Section 4.8, nothing in this Agreement shall prohibit either Party from engaging a subcontractor to perform certain of its obligations hereunder, provided that any subcontracting Party shall (a) remain liable for all activities of its subcontractor hereunder, and (b) remain subject to any other obligations imposed upon such subcontracting Party pursuant to this Agreement and Applicable Law.

Section 11.9 Governing Law; Jurisdiction; Venue. This Agreement shall be governed by the internal laws, and not by the laws regarding choice of laws, of the State of Washington applicable to contracts made and performed in such State. Any litigation or other proceeding commenced in respect of any matter, cause or thing with respect to this Agreement or the Parties’ dealings or relationship shall be commenced, if at all, in the United States District Court for the Western District of Washington. Both Parties irrevocably consent to jurisdiction in such court as the applicable, appropriate and convenient forums. Each of the Parties hereby irrevocably waives, to the fullest extent permitted by Applicable Law, any objection which it may now or hereafter have to the laying of venue of any such action brought in such courts or any defense of inconvenient forum for the maintenance of such action. Each of the Parties agrees that a judgment in any such action may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. EACH OF THE PARTIES WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY PROCEEDING OR LITIGATION BROUGHT AGAINST THE OTHER WITH RESPECT TO ITS RIGHTS OR THE PERFORMANCE OF ITS OBLIGATIONS UNDER THIS AGREEMENT. Each Party represents to the other that this waiver is made knowingly and voluntarily after consultation with and upon advice of counsel and is a material part of this Agreement.

Section 11.10 Amendment and Waiver. This Agreement may not be amended except by an instrument in writing signed on behalf of all of the Parties. Any term, provision or condition of this Agreement (other than that required by law) may be waived in writing at any time by the Party which is entitled to the benefits thereof.

Section 11.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. Any facsimile or PDF e-emailed version of an executed counterpart shall be deemed an original.

Section 11.12 Construction. The Parties acknowledge that representations, acknowledgements or covenants expressly made herein by one or more Parties to this Agreement are being made only by the Parties stated herein as making such representations, acknowledgements or covenants, and no other Party shall be deemed to guarantee accuracy or performance of such provisions, unless such is expressly stated. The headings and captions contained in this Agreement will not be considered to be a part for purposes of interpreting or applying this Agreement, but are for convenience only. References to Articles, Sections and Exhibits are to be construed as references to Articles or Sections of, or Exhibits to, this Agreement. Unless otherwise indicated, terms such as “hereof,” “herein” and “hereunder” shall refer to this entire Agreement. The words “include,” “includes” and “including” when used in this Agreement will be deemed in each case to be followed by the words “without limitation.”

Section 11.13 Notice. Any notice to be given hereunder to the other party, including any notice of a change of address, shall be in writing and shall be deemed validly given if (a) delivered personally or (b) sent by express delivery service, registered or certified mail, postage prepaid, return receipt requested or (c) sent by facsimile or email, as follows:

If to Aspiration:	Mazi Bahadori
Chief Compliance Officer
Aspiration Financial, LLC 4551 Glencoe Ave
Marina del Rey, CA 90292

If to Coastal:	John Dickson
EVP & COO
Coastal Community Bank 5415 Evergreen Way
Everett, WA 98203
Fax: 425-349-2696
Email: jdickson@coastalbank.com

All such notices shall be deemed given on the date of actual receipt by the addressee if delivered personally, on the date of deposit with the express delivery service or the postal authorities if sent in either such manner, on the date the facsimile or email is sent if sent in such manner, and on the date of actual receipt by the addressee if delivered in any other manner.

Section 11.14 Severability. In the event that any part of this Agreement is deemed by a court, Governmental Body, or other public or private tribunal of competent jurisdiction to be invalid or unenforceable, such provision shall be deemed to have been omitted from this Agreement. The remainder of this Agreement shall remain in full force and effect, and shall be modified to any extent necessary to give such force and effect to the remaining provisions, but only to such extent.

Section 11.15 Force Majeure. Upon notice by the non-performing Party to the other Party, non-performance under this Agreement (other than the payment of money) shall not be considered in default to the extent the non-performing Party is unable to fulfill its obligations as a result of acts of God, civil disorder, fire, explosion, flood, war, riot, sabotage, accident, employee sickness or other cause (other than a change in Applicable Law, the Network Rules or the other Party’s actions as permitted under this Agreement) beyond the non-performing party’s control. Upon discontinuance of the force majeure event, the non-performing Party shall promptly cure any non-performance that would have been a default under this Agreement but for this Section 11.15.

Section 11.16 Specific Performance. The Parties acknowledge and agree that the remedy at law for any breach by either Party of its covenants and obligations in this Agreement is inadequate and that the non-breaching Party, in addition to any other relief available to it, will be entitled to specific performance by the breaching Party to the extent permitted by Applicable Law.

[End of Page – Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Coastal Community Bank

By	/s/ Eric Sprink

Its President & CEO

Aspiration Financial, LLC

By	/s/ Mazi Bahadori

Its CEO

SCHEDULE 2.1(e)

Policies and Procedures

[* * *]

SCHEDULE 4.8

Service Providers

[* * *]

SCHEDULE 5.1

Coastal Marks

SCHEDULE 6.4

Expenses

[* * *]

EXHIBIT A

Aspiration Program Features

[* * *]

EXHIBIT B

Responsibilities of Parties

[* * *]